UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 12, 2022

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35707	37-1699499
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Series A Liberty SiriusXM Common Stock	LSXMA	The Nasdaq Stock Market LLC
Series B Liberty SiriusXM Common Stock	LSXMB	The Nasdaq Stock Market LLC
Series C Liberty SiriusXM Common Stock	LSXMK	The Nasdaq Stock Market LLC
Series A Liberty Braves Common Stock	BATRA	The Nasdaq Stock Market LLC
Series C Liberty Braves Common Stock	BATRK	The Nasdaq Stock Market LLC
Series A Liberty Formula One Common Stock	FWONA	The Nasdaq Stock Market LLC
Series C Liberty Formula One Common Stock	FWONK	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02 Unregistered Sales of Equity Securities.

On August 12, 2022, Liberty Media Corporation (the “Company”) entered into an Indenture (the “Indenture”) with U.S. Bank Trust Company, National Association, as trustee, in connection with the sale of $475,000,000 aggregate principal amount of the Company’s 2.25% Senior Convertible Notes due 2027 (the “Notes”) to Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co., as representatives of the initial purchasers (the “Initial Purchasers”) pursuant to that certain purchase agreement dated August 9, 2022.

The Notes were sold to the Initial Purchasers in reliance on the exemption from the registration requirements provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and the Notes were resold to qualified institutional buyers as defined in, and in reliance on, Rule 144A of the Securities Act. The Notes and any common stock issuable upon their conversion may be offered and resold only in transactions that are exempt from registration under the Securities Act and other applicable securities laws. To the extent that any shares of common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof, because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of the common stock.

Pursuant to the terms of the Indenture, holders of the Notes may convert their Notes, in integral multiples of $1,000 principal amount, at their option, under the following circumstances: (i) during any calendar quarter after the calendar quarter ending September 30, 2022 (and only during such calendar quarter), if the last reported sale price of the Company's Series C Liberty Formula One common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is equal to or more than 130% of the conversion price of the Notes on the last day of such preceding calendar quarter; (ii) during the five business-day period after any five consecutive trading-day period, which the Company refers to as the measurement period, in which the trading price per $1,000 principal amount of Notes for each trading day of that measurement period was less than 98% of the product of the last reported sale price of the Company's Series C Liberty Formula One common stock and the applicable conversion rate for the Notes on each such trading day; (iii) if the Company calls the Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption; or (iv) upon the occurrence of specified corporate events described in the Indenture. In addition, holders may convert their Notes at their option at any time on or after May 15, 2027 and ending on the close of business on the second scheduled trading day immediately preceding the stated maturity date for the Notes, without regard to the foregoing circumstances.

The Notes are convertible into shares of the Company’s Series C Liberty Formula One common stock at an initial conversion rate of 11.6198 shares of the Company’s Series C Liberty Formula One common stock per $1,000 principal amount of Notes, which is equivalent to an initial conversion price of approximately $86.06 per share of Series C Liberty Formula One common stock. The conversion rate is subject to adjustment in certain events, but will not be adjusted for accrued interest, including any additional interest. Upon a conversion of the Notes, the Company may elect to pay or deliver, as the case may be, cash, shares of Series C Liberty Formula One common stock or a combination of cash and shares of Series C Liberty Formula One common stock, at the Company’s election.

If the Company undergoes a make-whole fundamental change or delivers a notice of redemption, and a holder elects to convert its Notes in connection with such make-whole fundamental change or redemption, the Company will increase the applicable conversion rate, under certain circumstances, by a number of additional shares of Series C Liberty Formula One common stock as described in the Indenture.

Item 7.01 Regulation FD Disclosure.

Press Release

On August 12, 2022, the Company issued a press release announcing the closing of the private offering of the Notes to the Initial Purchasers. A copy of the press release is filed as Exhibit 99.1 to this report and is incorporated by reference herein.

This Item 7.01 and the press release attached hereto as Exhibit 99.1 are being furnished to the Securities and Exchange Commission under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and shall not be deemed "filed" for any purpose.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated August 12, 2022, announcing the closing of the private offering of Liberty Media Corporation’s 2.25% Senior Convertible Notes due 2027.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2022

LIBERTY MEDIA CORPORATION

By:	/s/ Brittany A. Uthoff
Name: Brittany A. Uthoff
Title: Vice President